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                                                               EXHIBIT 4(e)

[LOGO] CITIZENS BANK
                                                LOAN MODIFICATION AGREEMENT
___________________________________________________________________________

CITIZENS TRUST COMPANY, as lender (the "Bank"), and UVEX Safety, Inc. as borrower (the "Borrower"), are parties to a certain Revolving Loan Agreement dated March 7, 1994 (the "Loan Agreement"), and/or a _________ Note dated __________, 19__ (the "Note"), and the following security documents, if any, a security agreement and assignment of leasehold interest, all dated March 7, 1994 (the "Security Documents").

        1. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Bank and the Borrower hereby agree to modify the Loan Agreement and/or the Note and the Security Documents, all to the extent applicable, to reflect the following modifications (which are checked off and completed if applicable):

INTEREST RATE:

        [ ] Interest shall accrue at such rate per annum calculated daily as shall equal _______ % greater than the fluctuating rate of interest designated by Bank from time to time as its "Prime Rate" of interest, such interest rate to change as and when the Prime Rate changes, but in no event shall the interest rate exceed that allowable under applicable law. Interest shall be computed on the basis of a three hundred sixty (360) day year counting the actual number of days elapsed.

        [ ] Interest shall accrue at a rate of _______% per annum. Interest shall be computed on the basis of a three hundred sixty (360) day year counting the actual number of days elapsed.

PAYMENT TERMS: COMMENCING WITH PAYMENT DUE ______________, 19__:

        [ ] Principal and interest payments of $_________ per month until the earlier of the final payment date or the date the Loan Agreement/Note is paid in full.

        [ ] Principal payments of $________ per month plus interest until the earlier of the final payment date or the date the Loan Agreement/Note is paid in full.

        [ ]     Final payment date (if modified): __________________________.

OTHER:

        [X] Revolving Line of Credit continues at a level of Three Million Dollars ($3,000,000.00); maturity date is hereby extended to May 31, 1997; all other terms and conditions remain in full force and effect.

PAYMENT EXTENSION/WAIVER:

        [ ] _________________________ principal payment(s) under the Loan Agreement/Note, now due or to become due, are extended to the date the Loan Agreement/Note matures. Principal payments shall recommence on __________, 19__. Interest shall be paid monthly during the extension period and the final payment date of the Loan Agreement/Note shall not be changed unless noted below.

        [ ]     Final payment date (if modified): ____________________________.
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        2.      The Borrower hereby warrants that all of the representations and warranties contained in the Loan Agreement, if any, are true and correct as of the date hereof (except for Borrower's representation with respect to its financial condition, which is accurately reflected on Borrower's most recent financial statements provided to the Bank) and that no Event of Default has occurred and is continuing under the Loan Agreement and/or the Note or the Security Documents or would constitute such an Event of Default but for the requirement that notice be given or time elapse or both.

        3. Each of the Loan Agreement and/or the Note and the Security Documents are hereby amended to be consistent with the terms and provisions of this Loan Modification Agreement. All references in the Loan Agreement and/or the Note and the Security Documents to each of the others shall be deemed to refer to such document(s) as amended by this Loan Modification Agreement.

        4. Except as modified and amended hereby, the Loan Agreement and/or the Note and the Security Documents remain in full force and effect and are in all other respects hereby ratified and confirmed.

        Executed under seal this 15th day of January, 1997.

                                        UVEX Safety, Inc.

                                        By:  /s/  W. Stepan
                                           ----------------------
                                           W. Stepan, President

                                        CITIZENS TRUST COMPANY

                                        By:  /s/  J. Bruce Hallworth
                                           -------------------------
                                           J. Bruce Hallworth

                                        Title: Senior Vice President


                         REAFFIRMATION OF GUARANTOR(S)

        The undersigned, jointly and severally if more than one (collectively the "Guarantor"), has entered into a Guaranty or Guaranties in favor of the Bank dated as of September 28, 1995 (collectively the "Guaranty") wherein the Guarantor has guaranteed the Borrower's obligations under the loan documents described above.

        In order to induce the Bank to enter into the Loan Modification Agreement set forth above, the Guarantor, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby (a) consents to the execution of this Loan Modification Agreement by the Borrower, and (b) agrees and confirms that the Guaranty remains in full force and effect with respect to the Loan Agreement and/or the Note and the Security Documents, as amended above.

        Executed under seal this 15th day of January, 1997.

                                        BACOU USA, INC.

                                        By:  /s/  W. Stepan
                                           --------------------
                                           W. Stepan, President